UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 16, 2006

Alliance One International, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
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(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway Morrisville, NC 27560-8417 (Address of principal executive offices)

(919) 379-4300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alliance One International, Inc.

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On March 16, 2006, the Board of Directors of Alliance One International, Inc. made a decision to discontinue operations in Mozambique after the procurement of the 2006 crop.  This decision involves the closure of its three operating entities and will affect approximately 550 permanent employees.

On August 5, 2005, the Company’s concession to promote tobacco production in the Chifunde district of Mozambique was terminated by the government.  The Company assessed its remaining operations without the Chifunde district and determined that it was not in the Company’s economic interest to remain in Mozambique without this strategic district.  Consequently, after the 2006 crop, for which the Company has already made significant commitments, is procured, operations within Mozambique will discontinue.

The Company estimates total one-time costs of approximately $6 million, of which approximately $2 million are non-cash, will be recognized to complete these closings; including severance, asset impairment and other cash costs and non-recovery of advances to suppliers.  Approximately one-fourth of these costs, which relate to the former Standard operations, will be reflected as an adjustment to the purchase price of Standard in the merger; while the remaining costs will primarily be charged as restructuring, asset impairment and other costs as of March 31, 2006.  These charges are in addition to the previously announced total one-time costs of $70 million (including $55-$57 million of cash costs) the Company expects to incur in the merger and integration process.

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Alliance One International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2006	Alliance One International, Inc.
Registrant

By: /s/ James A. Cooley
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Executive Vice President - Chief Financial Officer

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